Calculation of Filing Fee Tables
S-8
Liberty Live Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Series C Liberty Live Group Common Stock, par value of $0.01 per share, issuable pursuant to the Liberty Live Holdings, Inc. 2025 Omnibus Incentive Plan	Other	5,000,000	$ 82.93	$ 414,650,000.00	0.0001381	$ 57,263.17
2	Equity	Series C Liberty Live Group Common Stock, par value of $0.01 per share, issuable pursuant to restricted stock unit awards under the Liberty Live Holdings, Inc. Transitional Stock Adjustment Plan	Other	92,569	$ 82.93	$ 7,676,747.17	0.0001381	$ 1,060.16
3	Equity	Series A Liberty Live Group Common Stock, par value of $0.01 per share, issuable pursuant to options under the Liberty Live Holdings, Inc. Transitional Stock Adjustment Plan	Other	100,000	$ 78.57	$ 7,857,000.00	0.0001381	$ 1,085.05
Total Offering Amounts:						$ 430,183,747.17		$ 59,408.38
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 59,408.38
Offering Note
[1]	This Registration Statement covers, in addition to the number of shares of Liberty Live Holdings, Inc., a Nevada corporation (the "Registrant"), Series A Liberty Live Group common stock, par value $0.01 per share, and Series C Liberty Live Group common stock, par value $0.01 per share (the "Common Stock"), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Liberty Live Holdings, Inc. 2025 Omnibus Incentive Plan (the "2025 Plan") and the Liberty Live Holdings, Inc. Transitional Stock Adjustment Plan (the "Transitional Plan" and together with the 2025 Plan, the "Plans") as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. Estimated solely for the purpose of calculating the amount of the registration fee. The Registrant was split off from Liberty Media Corporation ("Liberty Media"), with each outstanding share of Liberty Media's Series A Liberty Live common stock ("LLYVA"), Series B Liberty Live common stock, and Series C Liberty Live common stock ("LLYVK") exchanged for one share of the corresponding series of the Registrant's Liberty Live Group common stock. The offering price per share and the aggregate offering price in the table above are based upon, (i) in the case of the shares of Series C Liberty Live Group common stock issuable pursuant to the 2025 Plan and the restricted stock unit awards granted under the Transitional Plan, the average of the high and low trading prices of LLYVK on December 10, 2025, in accordance with Rule 457(c) of the Securities Act; and (ii) in the case of options granted under the Transitional Plan to acquire 100,000 shares of Series A Liberty Live Group common stock, the weighted-average exercise price of the outstanding options under the Transitional Plan. The registration fee has been calculated in accordance with Rule 457(h) and Rule 457(c) promulgated under the Securities Act.

[2]	See Note 1.

[3]	See Note 1.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A